Exhibit 99.1

ADVANCED ROBOTIC CATHETER NAVIGATION SYSTEM AIDS PATIENTS IN FIGHT AGAINST HEART
DISEASE AT COMMUNITY HOSPITALS AND MAJOR MEDICAL CENTERS
Hansen Medical First to Offer Remote Navigation of Irrigated Catheter Technology in European Union;
Installed Base Grows to Nine Worldwide
MOUNTAIN VIEW, Calif., October 9, 2007 — Making a powerful tool more widely available for use during cardiac arrhythmia treatment, Hansen Medical, Inc. (Nasdaq: HNSN) announced it has installed a total of five Sensei™ Robotic Catheter systems in the United States and four in Europe since receiving both FDA and CE Mark clearance in May 2007. The installation sites range from large teaching institutions and university medical centers to community hospitals, and, as a result, those patients now have access to a more sophisticated level of cardiac arrhythmia treatment within their communities.
     With the Sensei system, physicians of differing skill level are able to successfully employ this remote catheter navigation system within their practices. Additionally, certain physicians in the European Union are able to combine the use of the Sensei system’s remote navigation capability with state-of-the-art irrigated catheters to deliver more effective therapy during complex cardiac procedures.
     “We have successfully performed more than 26 cases using the new Sensei system with irrigated catheter technology,” said Professor Stephan Willems, director of Clinical Electrophysiology at the University Heart Center, University Hospital Hamburg-Eppendorf, which is also the site of the first Sensei system installation in Germany. “The accuracy and control the robot offers during catheter ablation procedures is superb, and provides a great level of stability in difficult-to-treat locations for atrial fibrillation and atrial flutter patients. As a result, we are treating several patients with the Sensei system in our lab each week.”
     Electrophysiology is one of the fastest growing of all cardiovascular disciplines, which is highlighted by the fact that an estimated 550,000 new patients are diagnosed with cardiac arrhythmias in the United States each year1. In the third quarter of 2007, a total of 101 clinical procedures were performed worldwide by physicians using the Sensei system, and approximately 114 procedures have been performed since the product’s release in May 2007.

[1]	Statistics provided from the Heart Rhythm Society and the American College of Cardiology.

Advanced Robotic Catheter Navigation System...2
     In Europe, Hansen is the only company to provide robotic control of irrigated ablation catheter technology for atrial fibrillation because its remote navigation system has an open architecture. This open architecture permits the use of irrigated catheters, which are approved to treat atrial fibrillation in Europe — a major cause of stroke and heart failure. Irrigated catheters prevent the formation of dangerous clots on the tip of the catheter during ablation procedures. As a result of this technology, ablation procedures and treatment in Europe are more effective and the risk of stroke is expected to be significantly decreased. The combination of the Sensei system’s ability to accurately position catheters at targeted cardiac anatomy along with the more effective lesions created by irrigated catheters should have a powerful effect on procedure outcomes.
     “With cardiac arrhythmias being diagnosed at alarming rates annually, it is imperative that electrophysiologists of all skill levels are equipped with effective solutions to help them detect, diagnose and treat heart disease earlier,” said Frederic Moll, M.D., founder and CEO of Hansen Medical. “The adoption of our technology within a broad range of hospitals and medical centers is extremely encouraging to us in our efforts to help improve clinical outcomes.”
     Hansen Medical has two centers of excellence — The Cleveland Clinic, in Cleveland, Ohio, and St. Mary’s Hospital in London. Training, research and future clinical development take place at both centers where large volumes of highly complex cases are performed. With further development underway at the two centers, the company hopes the new robotic navigation system will simplify the mechanics of performing complex procedures so that physicians will have the opportunity to treat more patients and ultimately reduce the clinical risk of atrial fibrillation.
     The Sensei system is designed to allow physicians to place mapping catheters in hard-to-reach anatomical locations within the heart easily, accurately and with stability during the diagnostic phase of complex cardiac arrhythmia treatment. The system is compatible with fluoroscopy, ultrasound, 3D surface map and patient electrocardiogram data.
     The open architecture provided by the Sensei system, which allows the use of pre-approved catheters from third-party manufacturers, requires a labeling addition from the FDA. The addition is intended to remind physicians that the safety and effectiveness of the system for use with cardiac ablation catheters in the treatment of cardiac arrhythmias, including atrial fibrillation, have not been established.

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About Hansen Medical, Inc.
     Hansen Medical, based in Mountain View, Calif., was founded in 2002 to develop products and technology using robotics for the accurate positioning, manipulation and stable control of catheters and catheter-based technologies. Additional information can be found at www.hansenmedical.com.
     This press release contains forward-looking statements that are subject to a number of risks and uncertainties, including statements about the potential for success and timing of sales in the United States and Europe of the Sensei System and Artisan Control Catheter. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including potential safety issues; the scope of potential use of our products; the scope and validity of intellectual rights applicable to our products; competition from other companies; our ability to obtain additional financing to support our operations; our ability to successfully launch and market our product; and other risks detailed in the “Risk Factors” section of our Quarterly Report on Form 10Q for the quarter ended June 30, 2007. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.
     Hansen Medical has pending trademark applications for “Hansen Medical,” “Sensei,” ”Artisan,” ”Hansen Artisan,” as well as the Hansen Medical “heart design” logo.
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Media Contact:	Investor Contact:
Amy Cook	Steven Van Dick
925.552.7893	650.404.5800
amy_cook@hansenmedical.com	steve_vandick@hansenmedical.com